UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
 Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 3, 2016

BRIDGEPOINT EDUCATION, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34272	59-3551629
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13500 Evening Creek Drive North, San Diego, California	92128
(Address of principal executive offices)	(Zip Code)

(858) 668-2586
(Registrant’s telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01            Other Information.
On August 3, 2016, Ashford University received a Final Program Review Determination (the “FPRD”) from the U.S. Department of Education (the “Department”). The FPRD relates to an on-site program review of the university conducted by the Department from August 25, 2014 to August 29, 2014. In November 2014, Ashford was provided with the Department’s program review report and subsequently filed a timely response to such initial report. Following consideration of Ashford’s response, the Department issued the FPRD, dated August 2, 2016, which states that Ashford’s responses have resolved eight of the twelve findings from the Department’s initial report.
Of the four findings that were not resolved by Ashford’s responses, the first three relate to (i) overawards in excess of financial need, (ii) lack of verifications of enrollment status before disbursement and (iii) disbursement of direct subsidized loan funds in excess of the aggregate maximum, respectively. With respect to these three findings, the Department found that Ashford’s revised policies and procedures, if implemented as drafted, are adequate, and the Department assessed monetary liabilities of $137,694.87 against Ashford related to overpayments to students. With respect to the fourth unresolved finding, which relates to compliance with Drug and Alcohol Abuse Prevention Program requirements, the FPRD notes that this finding would not have been designated as a reportable condition if accurate and complete information to substantiate Ashford’s claims of compliance had been provided during the site visit. The FPRD states that in spite of this concern, the Department’s examination showed that the identified compliance issue was, for the most part, satisfactorily addressed by Ashford’s response and enhanced internal policies and procedures, and that the Department has accepted the university’s response and considers this finding to be closed for purposes of the program review.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 9, 2016		Bridgepoint Education, Inc.

	By:	/s/ Diane L. Thompson
Name: Diane L. Thompson
Title: Executive Vice President, Secretary and General Counsel